EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Bridgeline Software Reports Results for
Nine-months & Third Quarter of Fiscal Year 2007

BOSTON, Mass, August 14, 2007  Bridgeline Software, Inc. (NASDAQ: BLSW), a developer of on-demand web management software suites and award winning web applications, today announced results for its first nine-months of fiscal year 2007 and for the third quarter ended June 30, 2007, as well as the actual results of Objectware, Inc., a developer of award winning web applications that was acquired by Bridgeline Software on July 5, 2007.  Bridgeline Software also announced the pro forma combined results of Bridgeline and Objectware for the nine months ended June 30, 2007.  The actual results of Objectware and the pro forma combined results of Bridgeline Software and Objectware have been reported in a Form 8-K/A filed by Bridgeline Software on August 14, 2007.

Highlights from the fiscal third quarter and nine-month actual and pro forma operations include:

-	The SEC declared Bridgeline Software’s Initial Public Offering registration statement effective

-
Bridgeline Software and Objectware achieved pro forma combined revenues of $10,721,000 for the nine-month period ended June 30, 2007 representing a 77% increase over Bridgeline Software’s actual revenues of $6,059,000 for the same nine-month period of 2006

-
Bridgeline Software achieved actual record revenues of $7,001,000 for the nine-month period ending June 30, 2007, versus actual revenues of $6,059,000, a 16% increase over the same nine-month period of 2006

-	Objectware achieved actual record revenues of $3,720,000 for the nine-month period ending June 30, 2007, verses actual revenues of $2,856,000, a 30% increase for the same nine-month period of 2006

-	Bridgeline Software and Objectware combined pro forma EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $512,000 for the nine-month period of 2007

Highlights of operations subsequent to June 30, 2007 include:

-	Bridgeline Software closed the IPO on July 5, 2007

-	Bridgeline Software completed the acquisition of Objectware on July 5, 2007

-	Bridgeline Software increased its customer base from 119 customers to over 250 customers primarily through the acquisition of Objectware

Thomas L. Massie, President and Chief Executive Officer of Bridgeline Software commented, “We are very excited with the completion of our Initial Public Offering and the merger of Objectware.”  Mr. Massie continued to say, “We have significantly strengthened our financials and have added a valuable partner in a key geographic region of North America.  We look forward to continuing to execute our North American expansion strategy to dramatically accelerate our market share.  We believe this combined with iAPPS, our newly released on-demand web software management suites, provides Bridgeline Software with a very exciting future. ”

Combined Pro forma Results of Operations for Bridgeline Software and Objectware

The following pro forma combined results of Bridgeline Software and Objectware for the nine-months ended June 30, 2007 have been reported in the 8-K/A filed on August 14, 2007.

On July 5, 2007, the Company completed its planned acquisition of Objectware. The unaudited combined pro forma condensed financial statements reflect the impact of the following transactions:

-	The Initial Public Offering of 3,000,000 shares of the Company’s common stock (the “Offering”) that closed on July 5, 2007. The net proceeds were used, in part, to repay certain short-term debt; and

-	The acquisition of Objectware

Pro forma combined revenues for the nine-months ended June 30, 2007 were $10.7 million which reflects an increase of $3.7 million, or 53% compared to the revenues of Bridgeline Software for same period of 2007.  The pro forma combined operating loss for the nine-months ended June 30, 2007 was $128 thousand compared to Bridgeline Software’s operating loss of $1 million for the same nine-month period of 2007.   The pro forma combined net loss for the nine-month period was of $159 thousand compared to Bridgeline Software’s net loss of $1.9 million for the same period of 2007 and represents an improvement of $1.7 million.  The pro forma combined Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the nine-month period was of $512 thousand compared to Bridgeline Software’s EBIDTA for the same period of 2007 which was a loss of $534 thousand.  This represents an improvement of $1 million. These improvements are the result of Bridgeline Software’s initial public offering and the resulting pro forma effect on interest expense pertaining to the repayment of debt, the accretive affect of Objectware’s operating results and other pro forma adjustments as detailed in the notes to the pro forma financial statements filed in the aforementioned 8-K/A.

The unaudited combined pro forma condensed financial statements do not purport to present the Company’s financial position or results of operations had the acquisition of Objectware actually been completed as of the date indicated, and the unaudited combined pro forma condensed financial statements do not project the Company’s financial position or results of operations for any future date or period.

Results of Operations for Bridgeline Software, Inc.

Bridgeline Software recorded revenue of $7 million in the nine-months ended June 30, 2007, an increase of $941 thousand, or 16% compared to the same period of the prior year.  The Company posted an operating loss for the nine-month period ended June 30, 2007, of $1 million compared to an operating loss of $17 thousand in first nine-months of the prior year.  The Company posted a net loss for the nine-months ending June 30, 2007 of $1.9 million or $0.45 per diluted share versus a net loss of $337 thousand or $0.08 per diluted share in first nine-months of the previous year.  The increase in net loss was principally attributable to increases in personnel costs, legal, accounting and consulting fees related to the Company’s initial public offering, as well as an increase in product development costs.  Also contributing to the loss were increases in interest expense and non-cash amortization of the discount on debt issued in April 2006.  With the completion of the initial public offering on July 5, 2007, the debt has been retired.

Revenue for the third quarter ending June 30, 2007 remained steady at $2.5 million when compared with revenue reported in the third quarter of the prior year.  The Company generated an operating loss for the quarter totaling $401 thousand compared to operating income of $51 thousand in the third quarter of the prior year.  The Company posted a net loss for the quarter of $591 thousand or $0.14 per diluted share, compared to a net loss of $217 thousand or $0.05 per diluted share in the third quarter of the prior year. The net loss in 2007 was principally attributable to increases in personnel costs, legal, accounting and consulting fees related to the Company’s initial public offering, as well as an increase in product development costs.

Results of Operations for Objectware, Inc.

The actual results of Objectware for the nine-month ended June 30, 2007 have been reported in the 8-K/A filed on August 14, 2007.

Objectware recorded revenue of $3.7 million in the nine-months ended June 30, 2007, an increase of $864 thousand, or 30% compared to the same period of the prior year.  The Company posted an operating loss for the nine-month period ended June 30, 2007 of $408 thousand compared to operating income of $483 thousand in first nine-months of the prior year.  The Company posted a net loss for the nine-months of $159 thousand versus net income of $320 thousand in the first nine-months of the previous year.  The net loss in 2007 was principally attributable to increases in personnel costs.

Pro Forma Financial Statements:

The following unaudited pro forma combined condensed statement of operations for the nine-months ended June 30, 2007 reflects adjustments related to the effects of the initial public offering and the acquisition of Objectware as if these events occurred as of the beginning of the period on October 1, 2006:

	Nine months ended June 30, 2007 (unaudited)
	Bridgeline Software, Inc. Historical	Bridgeline Software, Inc. & Objectware, Inc. Pro Forma Combined
Revenue	$7,001	$10,721
Cost of revenue	3,364	5,314
Gross profit	3,637	5,407
Operating expenses:
Sales and marketing	2,269	2,269
General and administrative	552	552
Technology development	1,859	2,714
Total operating expenses	4,680	5,535
Income / (loss) from operations	(1,043)	(128)
Other income	—	47
Interest expense	(876)	(20)
Loss before income taxes	(1,919)	(101)
Income taxes	—	(58)
Net loss	$(1,919)	$(159)

Net loss per share:
Basic and diluted	$(0.45)	$(0.02)

Number of weighted average shares:
Basic and diluted	4,277,714	6,590,740

EBITDA (Note 1)	$(534)	$512

Note 1:                      EBITDA is a Non-GAAP Financial Measurement.   We use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as net income before interest, taxes, depreciation, amortization and stock-based compensation. We present EBITDA because we consider it an important supplemental measure of our performance by adjusting net income or loss primarily for the non-cash charges. Because the use of EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business. In addition, we believe this measure provides the investor with an accurate measure of our ability to meet our future cash flow requirements.

The following unaudited pro forma combined condensed balance sheet reflects the effect of the initial public offering and the acquisition of Objectware as of June 30, 2007. The pro forma adjustments reflect the use of proceeds from the initial public offering as though it were completed on June 30, 2007 and the adjustments to Objectware’s historical balance sheet for the elimination of certain assets and liabilities that were not acquired and to reflect the acquired assets and liabilities at estimated fair value as if they were acquired on June 30, 2007.

	June 30, 2007 (unaudited)
	Bridgeline Software, Inc. Historical	Bridgeline Software Inc. & Objectware, Inc. Pro forma Combined
ASSETS
Cash and cash equivalents	$182	$7,878
Accounts receivable and other current assets	1,649	2,477
Total current assets	1,831	10,355

Other assets	1,393	1,026
Intangible assets, net	216	625
Goodwill	6,579	12,060

Total assets	$10,019	$24,066

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt, net of discount	$3,000	$—
Current liabilities and accrued expenses	2,887	3,372
Total current liabilities	5,887	3,372
Other liabilities	111	126

Total liabilities	5,998	3,498

Shareholders’ equity:

Common stock	4	7
Additional paid-in capital	10,099	26,643
Accumulated earnings (deficit)	(6,082)	(6,082)

Total shareholders’ equity	4,021	20,568

Total liabilities and shareholders’ equity	$10,019	$24,066

Historical Financial Statements:

Bridgeline Software, Inc.

Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data)
(unaudited)

	Three months ended		Nine-months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$2,469	$2,490	$7,001	$6,059

Cost of revenue	1,208	1,173	3,364	2,842

Gross profit	1,261	1,317	3,637	3,217

Operating expenses:
Sales and marketing	692	819	2,269	1,982
General and administrative	764	385	1,859	1,138
Technology development	206	62	552	114
Total operating expenses	1,662	1,266	4,680	3,234

Income / (loss) from operations	(401)	51	(1,043)	(17)

Interest expense	(190)	(268)	(876)	(320)
Loss before income taxes	(591)	(217)	(1,919)	(337)
Income taxes	—	—	—	—

Net loss	$(591)	$(217)	$(1,919)	$(337)

Net loss per share:
Basic and diluted	$(0.14)	$(0.05)	$(0.45)	$(0.08)

Number of weighted average shares:
Basic and diluted	4,282,928	4,142,954	4,277,714	3,983,540

Bridgeline Software, Inc.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2007	September 30, 2006
Assets
Current assets:
Cash and cash equivalents	$182	$591
Accounts receivables and other current assets	1,649	1,482
Total current assets	1,831	2,073

Other assets	1,393	1,102
Intangible assets, net	216	303
Goodwill	6,579	6,346

Total assets	$10,019	$9,824

Liabilities and stockholders’ equity
Current liabilities:
Short term debt, net of discount	$3,000	$2,497
Current liabilities and accrued expenses	2,887	1,596
Total current liabilities	5,887	4,093

Other liabilities	111	99
Total liabilities	5,998	4,192

Stockholders’ equity:
Preferred stock - $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock - $.001 par value; 20,000,000 shares authorized, 4,285,584 and 4,273,833 shares issued and outstanding, respectively	4	4
Additional paid-in capital	10,099	9,791
Accumulated deficit	(6,082)	(4,163)
Total stockholders’ equity	4,021	5,632

Total liabilities and stockholders’ equity	$10,019	$9,824

About Bridgeline Software, Inc.

Headquartered in Massachusetts, with additional locations in Atlanta, New York, Washington D.C. and Bangalore India, Bridgeline Software is a developer of award winning web applications and on-demand web management software suites.  This scalable on-demand web based platform provides expandable modules such as Content Management, Relationship Management, eSurvey, eNewsletter, eCommerce, Event Registration and Integrated Grants Management. Bridgeline Software’s teams of developers specialize in information architecture, usability engineering, SharePoint development, web application development, rich media development, and e-commerce development.

Bridgeline Software has over 250 customers that include: The Bank of New York, RSA Security, Nomura Securities, EMC, John Hancock, AARP, Pfizer, Goldman Sachs, The Packard

Foundation, DTTC, Cadaret, Grant & Co., Perkin Elmer, UBS, Citibank, National Financial Partners, Newton-Wellesley Hospital, JBHanauer & Co., Omgeo, the Gill Foundation, The Commonwealth Fund, Massachusetts Institute of Technology, and the Smithsonian Institute. To learn more about Bridgeline Software, please visit www.bridgelinesw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,”“expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions including the risks described in our filings with the Securities and Exchange Commission that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

Contact:

Gary Cebula
Executive Vice President
Chief Financial Officer